Exhibit 4.50

Execution Copy

FIRST AMENDMENT

TO THE

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Share Purchase and Subscription Agreement is entered into as of March 21, 2014, by and among:

(1)                                 E-House (China) Holdings Limited, a company incorporated in the Cayman Islands (the “Parent”);

(2)                                 Leju Holdings Limited, a company incorporated in the Cayman Islands (the “Company”); and

(3)                                 THL O Limited, a company incorporated in the British Virgin Islands (the “Purchaser”).

The Parent, the Company and the Purchaser are each referred to herein as a “Party,” and collectively as the “Parties”.

WHEREAS, the Parties, Shenzhen Tencent Computer Systems Company Limited and Shanghai Yi Yue Information Technology Co., Ltd. entered into the Share Purchase and Subscription Agreement dated March 21, 2014 (the “Agreement”), pursuant to which the Purchaser will acquire the Purchased Shares from the Parent at the First Closing and the Subscription Shares from the Company at the closing of the Offering, in each case, subject to the terms and conditions of the Agreement.

WHEREAS, pursuant to Section 5.3 of the Agreement, the Parties agreed to amend certain provisions under the Agreement to reflect the further agreements between the Parties.

IT IS AGREED as follows:

1.                                      Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.                                      The Registration Statement shall be deemed to be updated and amended by the information set forth in Schedule 1 to the Agreement.

3.                                      The reference to “March 10, 2014” in the restricted legend set forth in Section 1.2(d) of the Agreement shall be amended to “March 21, 2014”.

4.                                      The following paragraphs shall be added to the end of Article III (Covenants) of the Agreement as Section 3.7.

“3.7                         Covenants after the First Closing. The Company and the Parent shall jointly and severally:

(a)                                 use their best efforts to ensure that within 6 months after the First Closing Date, Beijing Yisheng Leju Information Services Co., Ltd. (“Beijing Leju”) shall have entered into a supplemental agreement (the “Baidu Supplemental Agreement”) with Beijing Baidu Wangxun Technology Co., Ltd. (北京百度网讯科技有限公司) (“Baidu”) to expand the cooperation between Beijing Leju and Baidu to cover any and all PRC Subsidiaries of the Company, incorporated or to-be incorporated (“Authorized Persons”), and such cooperation shall include, without limitation, Baidu’s authorizations to the Authorized Persons to act as advertising agents of Baidu and to use the Baidu trademarks and logos, in each case, in the same manner as the authorizations granted by Baidu to the Subsidiaries of Beijing Leju under the agreements set forth in Schedule 1 hereto (collectively, the “Baidu Agreements”, each, a “Baidu Agreement”), and the authorizations granted under the Baidu Supplemental Agreement shall be effective retroactively as of the earliest date on which any Baidu Agreement entered into effect;

(b)                                 use their best efforts to ensure that within 6 months after the First Closing Date, Beijing Leju and the Company (collectively, the “Leju Group”) shall have obtained a written confirmation from Sina Corporation, Beijing SINA Internet Information Service Co., Ltd. and SINA.com Technology (China) Co., Ltd. (collectively “Sina”): (i) acknowledging and agreeing to the Leju Group outsourcing to third parties, affiliated or not affiliated with the Leju Group, the operation of certain Sina related websites and the provision of advertising agency and marketing services in relation to certain websites which Sina authorized the Leju Group to operate (the “Outsourcing Arrangement”) and (ii) waiving any rights Sina may have, and releasing the Leju Group from any liabilities, under the agreements set forth in Schedule 2 hereto in connection with the Outsourcing Arrangement, and (iii) confirming that the acknowledgement, agreement, waiver and release described in subsections (i) and (ii) above shall be effective retroactively as of the earliest date on which any Outsourcing Arrangement was carried out;

(c)                                  ensure that within 3 months after the First Closing Date, Shanghai Yi Xin E-Commerce Co., Ltd. (“Shanghai Yi Xin”) shall not longer publish any advertisement on the website eju.com;

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(d)                                 use their best and continual efforts and exercise due care to ensure that each of the subsidiaries of E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd. (“City Rehouse”) obtains approval from the PRC Ministry of Commerce for: (i) its establishment, or, if such subsidiary has been acquired by City Rehouse, approval for such acquisition and (2) it to engage in real estate agency and brokerage services;

(e)                                  ensure that within 3 months after the First Closing Date, the VIE Contracts have been amended to reflect the following terms: (i) no VIE may terminate its obligation to purchase services from the relevant WFOE which provides services to such VIE pursuant to the relevant Exclusive Technical Support Agreement, (ii) no VIE may obtain any technology services as defined in the Exclusive Technical Support Agreement from any third party without the relevant WFOE’s prior written consent, and (iii) no WFOE shall be required to transfer to any VIE any technology required for VIE’s business and owned by such WFOE;

(f)                                   ensure that within 6 months after the First Closing Date, (i) each of the individual beneficial shareholders of the Company who are PRC residents who are subject to the registration requirement under Circular No. 75 promulgated by the State Administration of Foreign Exchange (“SAFE”) in October 2005 and its implementation rules submits an application with the competent branch of SAFE to reflect the historical changes in the corporate structure and share ownership of the Company, and (ii) each of the Shanghai Sina Leju Information Technology Co., Ltd.. Shanghai Yi Yue Information Technology Co., Ltd. and Beijing Maiteng Fengshun Science and Technology Co., Ltd (collectively the “WFOEs”) submits an application with SAFE to be registered as “round-trip invested enterprise by offshore special purpose company”(特殊目的公司返程投资企业) (the SAFE applications described in subsections (i) and (ii) above are collectively referred to as “SAFE Amendment Registration”); and

(g)                                  ensure that prior to the completion of the SAFE Amendment Registration with SAFE, none of the WFOEs shall make any of the following types of payments to any offshore special purpose company: profits, dividends, liquidation proceeds, equity transfer proceeds, capital reduction proceeds, advance recovery of investment, repayment of principle and interests of shareholder loan, etc. (including reinvesting in a new company or increasing the registered capital or purchasing shares of an existing company using profits paid to overseas persons or entities, etc.).

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5.                                      The following paragraph shall be added to the end of Article IV (Indemnification) of the Agreement as Section 4.5:

“4.5                         Indemnification of the Purchaser. From and after the First Closing, the Parent and the Company, shall, jointly and severally, indemnify and hold the Purchaser and its directors, officers and agents harmless from and against any Losses resulting from or arising out of (a) Baidu making any claim or taking any action that materially and adversely affects the Company as a result of any PRC Subsidiaries of the Company acting as advertising agents of Baidu, using the Baidu trademarks and logos, or otherwise conducting activities without having received proper authorization from Baidu under the Baidu Agreements or (b) Sina making any claim or taking any action that materially and adversely affects the Company as a result of Beijing Leju, the Company or any of the PRC Subsidiaries of the Company entering into any Outsourcing Arrangement without authorization from Sina.  For the purposes of this Article IV, where applicable, the Parent and the Company shall be treated as an Indemnifying Party, and the Purchasers and its directors, officers and agents shall collectively be treated as an Indemnified Party.”

6.                                      This Amendment, together with the Agreement and the Ancillary Agreements and each of the exhibits and schedules attached hereto and thereto, constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby.

7.                                      Subject to the foregoing amendments, all other terms and conditions of the Agreement shall remain in full force and effect without modification.

8.                                      This Amendment shall be governed and interpreted in accordance with the internal laws of Hong Kong. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  The Parent and the Company collectively shall have the right to appoint one arbitrator, the Purchaser shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

9.                                      For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:
Title:

[Signature Page to First Amendment to the Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

LEJU HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:
Title:

[Signature Page to First Amendment to the Share Purchase and Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

THL O LIMITED

By:	/s/ Zhang Zhidong
Name:	Zhang Zhidong
Title:	Director

[Signature Page to First Amendment to the Share Purchase and Subscription Agreement]

Schedule 1

Baidu Agreements

《深化战略合作框架协议》No. BAIDU11ADKJ0382 and any supplemental agreements relating thereto

《互联网频道合作协议》 No. 181015BD0120

《百度品牌专区合作协议》 No.21134254

Schedule 2

Agreements with Sina

Ad Resources Agency Agreement (《广告资源销售代理协议》) between SINA CORPORATION and the Company and dated March 7, 2014

Amended and Restated Domain Name And Content License Agreement between Beijing SINA Internet Information Service Co., Ltd. and Beijing Leju and dated March 7, 2014

Amended and Restated Trademark License Agreement between Beijing SINA Internet Information Service Co., Ltd. and Beijing Leju and dated March 7, 2014

Amended and Restated Software License and Support Services Agreement between SINA.com Technology (China) Co., Ltd. and dated March 7, 2014